For Immediate Release


                                 NEWS RELEASE

                          Newmont Mining Corporation
                              1700 Lincoln Street
                            Denver, Colorado  80203


CONTACT:  Doug Hock           (303) 837-5812
          Terry Terens        (303) 837-6141
          Tim Metz/Joele Frank(212) 371-5999


NEWMONT AND SANTA FE PACIFIC GOLD AGREE TO MERGE;
NEWMONT INCREASES EXCHANGE OFFER FOR SANTA FE SHARES


          DENVER and ALBUQUERQUE, March 10, 1997 - Newmont Mining Corporation (NYSE:NEM) and Santa Fe Pacific Gold Corporation (NYSE:GLD) announced today that they have signed a merger agreement under which each Santa Fe common share will be exchanged for 0.43 of a share of Newmont common stock, and Santa Fe will become a wholly owned subsidiary of Newmont.

          Ronald C. Cambre, Chairman, President and Chief Executive Officer of Newmont said, "The combination of Newmont and Santa Fe will create the largest gold company in North America with 55 million ounces of proven and probable reserves and estimated gold production of 4 million equity ounces by 1998. With cash savings from the merger estimated at $70 to $80 million a year, and total cash costs in 1998 of approximately $210 for each ounce produced, we expect to be one of the world's most profitable gold producers."

          Patrick M. James, Chairman, President and Chief Executive of Santa Fe said, "Newmont has made a compelling offer which creates the greatest value opportunity for our shareholders today and in the future. We now clearly believe that they have the best fit, the most synergies and the best prospects for increasing shareholder wealth."

          Cambre praised James and the Santa Fe board for their diligence and adherence to the expressed wishes of Santa Fe's shareholders during this process. "We are tremendously excited about the future of the new, combined company," Cambre said. "With adjoining operations in Nevada, complementary processing technology, the most attractive land package for gold exploration in the U.S. and exciting prospects abroad, we will have unparalleled opportunity to provide long-term value to shareholders of both companies."

          The 0.43 exchange ratio represents a 7.5 percent increase from Newmont's January 7 offer of 0.40 of a share. Based on Newmont's closing price of $44.125 on Friday, the transaction is valued at $18.97 for each Santa Fe share, or a total of $2.5 billion.

          Upon completion of the transaction, five Santa Fe directors will be added to both Newmont boards, increasing the membership of Newmont Mining to
15 and Newmont Gold to 17. Cambre said the management team of the combined company will be based on the "best of the best" from both Newmont and Santa
Fe. The proposed merger has been structured as a tax-free transaction, to be accounted for as a pooling of interests for financial reporting purposes.
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          The transaction has been approved by the boards of directors of both companies. The agreement is subject to approval of shareholders of both companies and other customary conditions and is expected to be consummated during the second quarter of 1997.

          Newmont Mining Corporation's sole asset is its 91 percent ownership of Newmont Gold Company, one of the world's largest gold producers with operations in Nevada, Peru, Uzbekistan and Indonesia.

          Santa Fe Pacific Gold is one of the largest gold mining companies in North America with mines in Nevada and California and exploration offices and projects throughout the world.


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Statements contained is this press release which are not historical facts are
"forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are described in filings made with the Securities and Exchange Commission by the companies to which this press release relates.